Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5926
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc.

Announces Pricing of a Public Offering of Common Stock

MALVERN, PA., (September 25, 2009) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced the pricing of a public offering of 3 million shares of its common stock. The offering is expected to close on or about September 30, 2009, subject to customary closing conditions. In addition, Auxilium has granted the underwriter a 30-day option to purchase up to an additional 450,000 shares to cover over-allotments, if any.

Jefferies & Company is acting as sole book-running manager in this offering.

A registration statement relating to the shares of common stock issued in the offering has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). This offering is being made pursuant to a prospectus supplement to the registration statement. Copies of the final prospectus supplement and related prospectus, when available, may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 or at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing date of the announced public offering and the filing of a final prospectus supplement with the SEC (including statements of assumption underlying or relating to any of the foregoing). Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including risks related to the underwriter’s consummation of its obligations to purchase the securities, whether Auxilium will be able to satisfy its conditions to close the offering, further evaluation of clinical data, results of clinical trials, decisions by regulatory authorities as to whether and when to approve drug applications, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, those risks discussed in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Auxilium’s Quarterly Report on Form 10-Q for the period ended June 30, 2009 under the heading “Risk Factors,” which are on file with the SEC and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov and other additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. While Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com